Exhibit 10.02

SECOND AMENDMENT TO AMENDED AND RESTATED ADVISORY AGREEMENT

This amendment is made effective as of January 1, 2013 (the “Amendment”) among Highbridge Commodities FuturesAccess LLC (the “Fund”), Merrill Lynch Alternative Investments LLC, a Delaware limited liability company (the “Manager”), and Highbridge Capital Management, LLC, a Delaware limited liability company (the “Trading Advisor”).

WHEREAS, Highbridge Commodities FuturesAccess Master Fund Ltd. (the “Master Fund”), the Manager and the Trading Advisor entered into an Amended and Restated Advisory Agreement dated as of October 31, 2011, as amended by that certain Amendment dated March 30, 2012 (the “Advisory Agreement”);

WHEREAS, the Fund, Highbridge Commodities FuturesAccess Ltd. (the “Offshore Fund”) BA Highbridge Commodities Fund LLC (the “BA Feeder”) (collectively, the “Feeder Funds” and together with the Master Fund, the “Funds”) were feeder funds that invested substantially all of their assets in the Master Fund;

WHEREAS, the Funds are to be restructured such that the Master Fund, the Offshore Fund and the BA Feeder will be dissolved;

WHEREAS, the Fund, Master Fund, the Manager and the Trading Advisor entered into an Assignment and Assumption Agreement dated December 31, 2012 (the “Assignment Agreement”) pursuant to which the Master Fund assigned all of its rights, duties, responsibilities and obligations under the Advisory Agreement to the Fund and the Fund accepted such rights and assumed such duties, responsibilities and obligations under the Advisory Agreement; and

WHEREAS, the Fund, the Manager and the Trading Advisor wish to amend the Advisory Agreement with effect as of the date set forth above as follows.

NOW IT IS HEREBY AGREED as follows:

1.   All references in the Advisory Agreement to the “Master Fund,” the “Funds,” the “Feeder Funds,” and the “Onshore Funds” (as defined in the Advisory Agreement) shall be to the Fund.  References to the “Master Fund and the Feeder Funds” shall be to the Fund.  References to the “Offshore Fund” (as defined in the Advisory Agreement) shall be deleted.

2.   Section 6 of the Advisory Agreement shall be deleted in its entirety and replaced with the following:

“(a)           The Fund will pay to the Trading Advisor, as of each December 31 (“Incentive Fee Calculation Date”), an Incentive Fee equal to 15% of any New Trading Profit recognized by the Fund as of such Incentive Fee Calculation Date (the “Incentive Fee”).

 (b)           “New Trading Profit” equals any increase in the net asset value of the Fund (subject to Section 6(e)) as of the current Incentive Fee Calculation Date over the High Water Mark attributable to the Fund.

(c)           (i)           The “High Water Mark” attributable to the Fund, shall be equal to the highest net asset value of the Fund, after reduction for the Incentive Fee then paid, as of any preceding Incentive Fee Calculation Date, provided that for purposes of such calculation the high water mark of the Master Fund shall be transferred to the Fund as described in the Assignment Agreement.  The High Water Mark shall be increased dollar-for-dollar by new subscriptions and decreased proportionately when capital withdrawals from the Fund’s account with the Trading Advisor (“Capital Withdrawals”) are made and attributable.  The proportionate High Water Mark reduction made as a result of Capital Withdrawals shall be calculated by multiplying the High Water Mark in effect immediately prior to such Capital Withdrawal by the fraction the numerator of which is the net asset value of the Fund immediately following such Capital Withdrawal and the denominator of which is the net asset value of the Fund immediately before such Capital Withdrawal, prior to reduction for any accrued Incentive Fee.

(ii)           If an Incentive Fee is paid as of an Incentive Fee Calculation Date, the High Water Mark is reset to the net asset value of the Fund immediately following such payment.

(iii)           For the avoidance of doubt, the High Water Mark shall be determined on the basis of the Fund, not on the basis of any individual investors or group of investors.

(d)           When there is an accrued Incentive Fee at the time any Capital Withdrawal is made, the Incentive Fee attributable to such Capital Withdrawal will be paid.  Such Incentive Fee shall be determined by multiplying the Incentive Fee that would have been paid had the date of the Capital Withdrawal been an Incentive Fee Calculation Date by the fraction the numerator of which is the amount of the Capital Withdrawal and the denominator of which is the net asset value of the Fund immediately prior to the Capital Withdrawal, in each case prior to reduction for the accrued Incentive Fee.  Such Incentive Fee will be paid from and reduce the amount of the Capital Withdrawal.

(e)           Net asset value solely for purposes of calculating the Incentive Fee shall not include any interest income earned by the Fund (and shall not be reduced by the Sponsor’s Fees although such interest income shall increase, and such Sponsor’s Fees shall decrease, net asset value for purposes of determining the net asset value of the Fund).  For the avoidance of doubt, no Incentive Fee shall be payable on any interest income earned by the Fund.

(f)           The termination date of this Agreement shall be treated as an Incentive Fee Calculation Date.

(g)           The Trading Advisor will receive the Incentive Fee as a fee and not as a profit allocation.”

3.   Section 10(c)(iii) of the Advisory Agreement shall be amended to delete “and Cayman Islands” therefrom.

4.   Except as specifically amended hereto, the Advisory Agreement is and shall continue to be in full force and effect and is hereby in all respects ratified and confirmed.

5.   The governing law, counterparties, method of execution, rules of interpretation, notice and other procedural provisions set forth in the Advisory Agreement shall be equally applicable to this Amendment.

6.   All parties represent and warrant each with respect to itself only that, they have taken all action required to be taken in order to authorize and effect this Amendment.  This Amendment constitutes a legal, valid and binding and enforceable obligation of the respective parties.

7.   Upon the effectiveness of this Amendment, the parties hereby reaffirm all representations and warranties made in the Advisory Agreement as amended hereby, and certify that all such representations and warranties are true and correct in all respects on and as of the date hereof.

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IN WITNESS WHEREOF the parties hereto have entered into this Amendment effective as of the date first written above.

The Fund:			The Trading Advisor:

HIGHBRIDGE COMMODITIES FUTURESACCESS LLC			HIGHBRIDGE CAPITAL MANAGEMENT, LLC

By: Merrill Lynch Alternative Investments LLC, its manager

By:	/s/ Deann D. Morgan		By:	/s/ Todd Builion
	Name:	Deann D. Morgan		Name:	Todd Builion
	Title:	MLAI - President & CEO		Title:	President
	Date:	January 17, 2013		Date:	January 17, 2013

The Manager:

MERRILL LYNCH ALTERNATIVE INVESTMENTS LLC

By:	/s/ Deann D. Morgan
	Name:	Deann D. Morgan
	Title:	President and CEO
	Date:	January 17, 2013